Exhibit 99.1

Federal-Mogul Corporation Announces Restructuring Plan as Part of its Global Profitable Growth Strategy

Southfield, Michigan, January 6, 2006 . . . As part of Federal-Mogul Corporation’s (OTCBB:FDMLQ) global profitable growth strategy designed to satisfy customer and market expectations while improving corporate performance and expanding in key growth markets, the Company announced a three-year restructuring plan. The restructuring could affect about 25 facilities and reduce the Company’s workforce by approximately 10 percent by December 2008. Details of the plan have not been finalized.

The Company anticipates recording charges for costs and expenses related to this restructuring plan in the current quarter and future periods. Costs likely to be incurred are generally expected to include certain severance costs, retention costs, benefits costs and impairment of the facilities and equipment involved. Preliminary cost estimates range from $125,000,000 to $150,000,000.

“Our focus for the future will be on improving our performance in mature markets and expanding in key growth markets to be better positioned to serve our customers with our leading technology and world-class portfolio of quality products and services,” said Chairman, President and Chief Executive Officer José Maria Alapont. “While these decisions are difficult, our drive for global profitable growth is dependent on implementing strategies that continue to strengthen our competitiveness and profitability in this market environment.”

During the fourth quarter of 2005, Federal-Mogul continued to make significant advancement toward emergence from Chapter 11 in the U.S. and Administration in the UK.

“We are pleased with the progress in our emergence proceedings and implementation of our global profitable growth strategy as we continue to develop best cost manufacturing, service and engineering operations,” Alapont said.

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, systems and modules serving the world’s original equipment manufacturers and the global aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on global profitable growth to create value for and bring greater satisfaction to its customers, employees, and stakeholders.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the Company’s Web site at http://www.federal-mogul.com